PILGRIM AMERICA MASTERS SERIES, INC.

                             ARTICLES SUPPLEMENTARY

         PILGRIM AMERICA MASTERS SERIES, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City (the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: There is hereby established and designated one additional series of Common Stock, designated Strategic Income Fund, consisting of seventy million (70,000,000) shares of the Corporation's authorized capital stock. Seventy million (70,000,000) shares of the Corporation are hereby classified as Strategic Income Fund shares.

         SECOND: The preference, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemptions of shares of Strategic Income Fund are as set forth in Article V of the Articles of Incorporation of the Corporation, as amended.

         THIRD: Shares of Strategic Income Fund were classified by vote of a majority of the Board of Directors at a meeting on August 3, 1998 in accordance with procedures established in Section 5.4 of Article V of the Corporation's Articles of Incorporation, as amended.

         IN WITNESS WHEREOF, PILGRIM AMERICA MASTERS SERIES, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on ________, 1998.

ATTEST:                                 PILGRIM AMERICA MASTERS SERIES, INC.



By:   __________________________        By:  ________________________________
      James M. Hennessy                      Robert W. Stallings
      Secretary                              President

         THE UNDERSIGNED, President of Pilgrim America Masters Series, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief the matters and facts set forth herein relating to the authorization and approval of the Articles supplementary are true in all material respects and that this statement is made under the penalties of perjury.


                                        By:  ________________________________
                                             Robert W. Stallings
                                             President